Exhibit 10.3

SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”) is made and entered into as of the 1st day of October, 2013 (the “Effective Date”), by and between BioTime, Inc., a California corporation (“BioTime”), and Asterias Biotherapeutics, Inc., a Delaware corporation (“Asterias”).  BioTime and Asterias are sometimes hereinafter referred to as the “Parties”.

WITNESSETH

WHEREAS, BioTime owns an inventory of certain proprietary human embryonic stem cell lines (“ESI Lines”) developed by its subsidiary ES Cell International Pte Ltd (“ESI”); and

WHEREAS, BioTime has agreed to provide to Asterias, a quantity of ESI Lines under an Asset Contribution Agreement, dated January 4, 2013, subject to Asterias agreeing to the terms and conditions set forth in this Agreement;

WHEREAS, ESI has licensed to BioTime the right to use certain patents, with the right to grant sublicenses;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1 ‑ DEFINITIONS

1.1            “AFFILIATE” means any corporation (other than BioTime), limited liability company, limited partnership or other entity in control of, controlled by, or under common control with Asterias.

1.2            “CONFIDENTIAL INFORMATION” means confidential or proprietary information of ESI or BioTime relating to the ESI LINES and PATENT RIGHTS.  CONFIDENTIAL INFORMATION may be in written, graphic, oral or physical form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, specifications, reports, studies, findings, data, plans or other records, and/or biological materials. CONFIDENTIAL INFORMATION shall not include:  (a) information which is, or later becomes, generally available to the public through no fault of Asterias or any SUBSIDIARY; (b) information which is provided to Asterias or a SUBSIDIARY by an independent third party having no obligation to keep the information secret; and (c) information which Asterias or a SUBSIDIARY can establish by written documentation was independently developed by it without reference to the CONFIDENTIAL INFORMATION.

1.3            “PATENT RIGHTS” means the patents and patent applications identified on Exhibit A attached hereto, and any divisional, continuation or continuation-in-part of those applications, but only to the extent the claims in said applications are directed to subject matter specifically described in the patents and patent applications identified on Exhibit A, as well as any patents issued on these patent applications, and any reissues, reexaminations, extensions and substitutions (or the equivalent) thereof and any foreign counterparts to those patents and patent applications.  The parties agree that Exhibit A may be revised from time to time after the EFFECTIVE DATE to reflect changes thereto.

1.4            “SUBSIDIARY” means any corporation, limited liability company, limited partnership or other entity controlled by Asterias through equity ownership or voting power as a holder of capital stock, voting debt instruments, or other securities or under any contract or agreement.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the use herein of the plural shall include the single and vice versa and the use of the masculine shall include the feminine; (b) unless otherwise set forth herein, the use of the term “including” or “includes” means “including [includes] but [is] not limited to”; and (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.  Additional terms may be defined throughout this Agreement.

ARTICLE 2 - LICENSE GRANT; USE; RESTRICTIONS

2.1            Grant of Rights; Use.  BioTime hereby grants to Asterias, and Asterias accepts, subject to the terms and conditions of this Agreement, a royalty-free, non-exclusive, world-wide right to use the ESI LINES and sublicense to use PATENT RIGHTS for any and all uses other than resale of ESI LINES or transfer of ESI LINES to third parties without consideration, or sublicensing PATENT RIGHTS to third parties other than SUBSIDIARIES.

2.2            Transfers/Sublicensing.  Asterias shall not transfer, grant sublicenses of its rights or assign, in whole or in part, any of its rights under Section 2.1 without the prior written consent and approval of BioTime, which consent may be granted or withheld in BioTime’s sole discretion, , except that BioTime’s consent shall not be required for the following:  (a) a transfer, assignment and/or sublicense to a SUBSIDIARY; (b) a transfer of materials and/or sublicense from Asterias or a SUBSIDIARY to enable the transferee/sublicense to engage in a project of collaborative research with Asterias or a SUBSIDIARY using ESI LINES or PATENT RIGHTS for the development of new products; (c) a transfer of materials and/or sublicense from Asterias or a SUBSIDIARY to enable the transferee/sublicensee to perform specific services in support of the sale or distribution of new products (e.g. testing, contract manufacturing, distribution) made or derived from ESI LINES or using PATENT RIGHTS, or (d) a transfer of materials and/or sublicense from Asterias or a SUBSIDIARY to use ESI LINES and/or PATENT RIGHTS to manufacture, market, distribute, and sell new products, or to perform other activities necessary for the commercialization of new products, made or derived from ESI LINES and/or using PATENT RIGHTS.

2.3            Third Party Patents.  Asterias acknowledges that, depending on the nature of the products developed or to be developed, made, sold, and licensed from the ESI LINES, additional licenses from third parties, including without limitation Wisconsin Alumni Research Foundation (WARF) or WiCell Research Institute, may be required.  BioTime shall have no obligation to obtain for or otherwise provide, by sublicense or otherwise, any license or sublicense to use any patents, technology, know-how or other intellectual property belonging to BioTime, any BioTime Affiliate (other than Asterias and SUBSIDIARIES), or any third party.

2.4            Legal Compliance.  Asterias is solely responsible for the management and use of the ESI Lines supplied hereunder, including without limitation the storage, use, and disposal of the ESI Lines.  Asterias acknowledges that the use of the ESI Lines is subject to federal, state and local statutes, rules, regulations and guidelines, which, without limiting the generality of the foregoing, may restrict or prohibit (i) the introduction of stem cells from a covered stem cell line into nonhuman primate embryos; (ii) the introduction of any stem cells, whether human or nonhuman, into human embryos; and (iii) breeding any animal into which stem cells from a covered stem cell line have been introduced.  Asterias also acknowledges that the ESI Lines have not been approved by the United States Food and Drug Administration or any comparable foreign government agency for any therapeutic or diagnostic use.  If any governmental regulatory body requires any permits, licenses or approvals in connection with the use of the ESI Lines by Asterias or any SUBSIDIARY or sublicensee, Asterias or such SUBSIDIARY or sublicensee shall be responsible for obtaining the same at its or their expense.

ARTICLE 3 - PATENT RIGHTS

3.1            Prosecution of Patents and Claims,  Asterias will cooperate with BioTime and ESI to prosecute such patents and claims under patent applications or other PATENT RIGHTS as BioTime or ESI may reasonably request.

3.2            Infringement of PATENT RIGHTS.  The Parties agree to notify each other in writing of any third-party claim of invalidity or unenforceability of the PATENT RIGHTS, or of any interference or other proceeding affecting the PATENT RIGHTS.

3.3            New Patents, Inventions, and Discoveries.  Asterias shall have the right to file and prosecute new patent applications (and to obtain new patents) covering any new products developed by Asterias using ESI LINES, or derived from ESI LINES, and any other subject matter, based on any technology, invention, or discovery made by Asterias or any of its SUBSIDIARIES or any sublicensees using PATENT RIGHTS; provided, that (a) Asterias and its SUBSIDIARIES and sublicensees shall use ESI LINES and only for the purpose of developing new products from ESI LINES, and (b) Asterias shall, and shall cause its Subsidiaries to, license to BioTime, on a royalty-free basis, the right to use such new patents for any and all purposes in any country, except for use in producing, manufacturing, distributing, or selling and product developed by Asterias or any SUBSIDIARY.

ARTICLE 4– INDEMNIFICATION
LIMITATION OF LIABILITY AND INSURANCE

4.1            Asterias shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless BioTime, ESI, and the respective successors, assigns, agents, officers, directors, shareholders and employees of BioTime and ESI (each, an “Indemnified Party”), at Asterias’ sole cost and expense, against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the development, production, manufacture, use, sale, distribution, lease, license, transfer, consumption or advertisement of any product, process, or service by Asterias, any SUBSIDIARY, or by any licensee or contractor of Asterias, that includes or was derived or produced from ESI LINES or using PATENT RIGHTS, or arising from any obligation, act or omission, or from a breach of any representation or warranty of Asterias under this Agreement, excepting only claims of that result from the willful misconduct of, or knowing violation of law by an Indemnified Party.  The indemnification obligations set forth herein are subject to the following conditions: (i) the Indemnified Party shall notify Asterias in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) Asterias shall have control of the defense or settlement, provided that the Indemnified Party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at (x) its sole expense if Asterias is conducting the defense of the claim, (y) Asterias’ expense if Asterias has not commenced or is not continuing the defense of the claim, or (z) Asterias’ expense if the defense of Asterias and the Indemnified Party by the same counsel would give rise to any conflict of interest or if the Indemnified Party has defenses that are in addition to or different than those available to Asterias; and (iii) the Indemnified Party shall reasonably cooperate with the defense, at Asterias’ expense.

4.2            EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BIOTIME, ESI, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, SHAREHOLDERS, EMPLOYEES, AND AFFILIATES (OTHER THAN Asterias) MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND ANY AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY BIOTIME OR ESI THAT THE USE OR PRACTICE BY Asterias OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL BIOTIME, ESI, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, SHAREHOLDERS, EMPLOYEES AND AFFILIATES (OTHER THAN Asterias) BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER BIOTIME SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

4.3            Asterias agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties.  Asterias shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years.

ARTICLE 5– TERMINATION

5.1            This Agreement shall be effective on the Effective Date and shall terminate upon the termination of the ESI License Agreement, unless sooner terminated as provided in this Article 8.

5.2            BioTime may terminate this Agreement and the rights, privileges and license granted hereunder by written notice upon a breach or default of this Agreement by Asterias if the breach or default is not cured within thirty (30) days after a written request to remedy such breach, or if the breach or default cannot be cured within said thirty (30) day period, failure of Asterias within said thirty (30) day period to proceed with reasonable promptness thereafter to cure the breach, provided that a cure is fully implemented with one hundred twenty (120) days after occurrence.  Such termination shall become automatically effective unless Asterias shall have cured any such material breach or default prior to the expiration of the applicable cure period.

5.3            Asterias shall have the right to terminate this Agreement at any time on three (3) months’ prior notice to BioTime.

5.4            Upon termination of this Agreement, Asterias shall cease all uses of every and any kind of ESI LINES and PATENT RIGHTS.

5.5            Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Article 4 and Article 6, and any other Sections or provisions which by their nature are intended to survive termination, shall survive any such termination.

ARTICLE 6 - CONFIDENTIALITY

6.1            During the course of this Agreement, BioTime may provide Asterias with CONFIDENTIAL INFORMATION belonging to BioTime or ESI.  CONFIDENTIAL INFORMATION may be disclosed in oral, visual or written form, and includes such information that is designated in writing as such at the time of disclosure, orally disclosed information that is designated in writing as confidential within 30 days after such oral disclosure, or information which, under all of the given circumstances ought reasonably be treated as CONFIDENTIAL INFORMATION. Asterias shall exercise reasonable care to protect the CONFIDENTIAL INFORMATION disclosed to Asterias by BioTime or ESI from disclosure to third parties and no such disclosure shall be made without the written permission of BioTime or ESI.  Upon termination or expiration of this Agreement, Asterias shall comply with BioTime’s written request to return to BioTime all CONFIDENTIAL INFORMATION that is in written or tangible form.  Except as expressly provided herein, Asterias is not being granted any license to use BioTime’s or ESI’s CONFIDENTIAL INFORMATION.  The obligations of Asterias under this Article 6 shall survive any expiration or termination of this Agreement.  Notwithstanding the preceding provisions of this Section 6.1, until such time as this Agreement is terminated:  Asterias shall have the right to disclose CONFIDENTIAL INFORMATION and the content of patent applications related to or included in PATENT RIGHTS to third parties in connection the licensing or sale of products developed by Asterias using or derived from ESI Lines or using PATENT RIGHTS, but only to the extent that such disclosure is necessary for the use of the product, and provided, that the third parties agree in writing to keep such information confidential on the same basis as Asterias agrees to maintain CONFIDENTIAL INFORMATION confidential under this Agreement.

6.2            The parties agree that the specific terms (but not the overall existence) of this Agreement shall be considered CONFIDENTIAL INFORMATION; provided, however, that the parties may disclose the terms of this Agreement to investors or potential investors, potential business partners, potential sublicensees and assignees, potential co-developers, manufacturers, marketers, or distributors of products and processes, and in any prospectus, offering, memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation.  The parties may also disclose CONFIDENTIAL INFORMATION that is required to be disclosed to comply with applicable law or court order, provided that the recipient gives reasonable prior written notice of the required disclosure to the discloser and reasonably cooperates with the discloser’s efforts to prevent such disclosure.

ARTICLE 7 - NOTICES AND OTHER COMMUNICATIONS

7.1            Any notice or other communication required to be given to any party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered by hand, air courier delivery service, confirmed facsimile transmission, or confirmed electronic mail, or (b) four days after being deposited in the United States Mail, certified first class postage prepaid, in each case if sent to the respective addresses, FAX number or email address given below, or to another address as it shall designate by written notice given to the other party in the manner provided in this Section.

In the case of Asterias:	Asterias Biotherapeutics, Inc.
301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
FAX: (510) 521-3389
Attention: Thomas Okarma, Chief Executive Officer

In the case of BioTime	BioTime, Inc.
301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
FAX: (510) 521-3389
Attention: Michael D. West, President

ARTICLE 8- REPRESENTATIONS AND WARRANTIES

8.1            Asterias represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of Asterias, enforceable in accordance with its terms, and that the execution and performance of this Agreement by Asterias will not violate, contravene or conflict with any other agreement to which Asterias is a party or by which it is bound or with any law, rule or regulation applicable to Asterias, and that any permits, consents or approvals necessary or appropriate for Asterias to enter into this Agreement have been obtained.

8.2            Asterias is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

8.3            Asterias represents and warrants that (a) it has the full legal right and power to enter into this Agreement and to grant the sublicenses granted hereunder, and (b) that this Agreement constitutes the binding legal obligation of Asterias, enforceable in accordance with its terms.

8.4            BioTime represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of BioTime, enforceable in accordance with its terms, and that the execution and performance of this Agreement by BioTime will not violate, contravene or conflict with any other agreement to which BioTime is a party or by which it is bound or with any law, rule or regulation applicable to BioTime, and that any permits, consents or approvals necessary or appropriate for BioTime to enter into this Agreement have been obtained.

8.5            BioTime is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

8.6            BioTime represents and warrants that (a) it has the full legal right and power to enter into this Agreement and to grant the sublicenses granted hereunder, and (b) that this Agreement constitutes the binding legal obligation of BioTime, enforceable in accordance with its terms.

ARTICLE 9‑ MISCELLANEOUS PROVISIONS

9.1            Nothing herein shall be deemed to constitute either party as the agent or representative of the other party.

9.2            To the extent commercially feasible, and consistent with prevailing business practices, all products manufactured or sold under this Agreement will be marked with the number of each issued patent that applies to such product.

9.3            This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the state of California, without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

9.4            The parties hereto acknowledge that this Agreement (including the Exhibits hereto) sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

9.5            The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

9.6            The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

9.7            The parties agree that the sublicenses granted to Asterias to use PATENT RIGHTS constitute licenses of “intellectual property” as defined in the United States Bankruptcy Code (the “Bankruptcy Code”) and as used in Section 365(n) of the Bankruptcy Code.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date set forth above.

ASTERIAS BIOTHERAPEUTICS, INC.

By:	s/Thomas Okarma
Thomas Okarma, Chief Executive Officer

By:	s/Judith Segall
Judith Segall, Secretary

BIOTIME, INC.

By:	s/Michael D. West
Michael D. West, Chief Executive Officer

By:	s/Judith Segall
Judith Segall, Secretary

EXHIBIT A

LICENSED PATENTS

Methods of regulating differentiation in stem cells
Pebay et al, US Patent number 7,604,990

Methods of regulating differentiation in stem cells
Pebay et al, US Patent number 7,413,903